Earnings Release February 22, 2022
Holly Energy Partners, L.P. Reports Fourth Quarter Results
•Reported net income attributable to HEP of $45.6 million or $0.43 per unit
•Announced quarterly distribution of $0.35 per unit
•Reported EBITDA of $70.8 million and Adjusted EBITDA of $79.7 million
Dallas, Texas -- Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE: HEP) today reported financial results for the fourth quarter of 2021. Net income attributable to HEP for the fourth quarter was $45.6 million ($0.43 per basic and diluted limited partner unit) compared to $51.3 million ($0.49 per basic and diluted limited partner unit) for the fourth quarter of 2020.
Distributable cash flow was $63.1 million for the quarter, a decrease of $6.9 million, or 9.9%, compared to the fourth quarter of 2020. HEP declared a quarterly cash distribution of $0.35 on January 21, 2022.
The decrease in net income attributable to HEP was mainly due to lower volumes on our pipeline systems, lower on-going revenues from our Cheyenne assets as a result of the conversion of HollyFrontier Corporation's (“HollyFrontier”) Cheyenne refinery to renewable diesel production and higher operating expenses, partially offset by lower interest expense and higher equity in earnings of equity method investments.
Commenting on our 2021 fourth quarter results, Michael Jennings, Chief Executive Officer, stated, "HEP delivered another quarter of strong operational performance and solid financial results despite the planned turnaround and unplanned maintenance at HollyFrontier’s Navajo refinery. We ended the year with a distributable cash flow coverage ratio of 1.8x and continued our deleveraging strategy, bringing HEP’s leverage ratio to 3.9x."
"Looking forward, we expect to hold the quarterly distribution constant at $0.35 per unit during 2022, and we remain committed to our distribution strategy focused on funding all capital expenditures and distributions within operating cash flow and maintaining distributable cash flow coverage of 1.3x or greater with the goal of reducing leverage to 3.0-3.5x."
Impact of COVID-19 on Our Business
Our business depends in large part on the demand for the various petroleum products we transport, terminal and store in the markets we serve. The impact of the COVID-19 pandemic on the global macroeconomy created diminished demand, as well as a lack of forward visibility, for refined products and crude oil transportation, and for the terminalling and storage services that we provide. Since the declines in demand at the beginning of the COVID-19 pandemic, we began to see improvement in demand for these products and services beginning late in the second quarter of 2020 that continued through the fourth quarter of 2021, with aggregate volumes approaching pre-pandemic levels. We expect our customers will continue to adjust refinery production levels commensurate with market demand and ultimately expect demand to return to pre-COVID-19 levels. For additional details of the impact of COVID-19 on our business, please see our Form 10-K for the year ended December 31, 2021.

Fourth Quarter 2021 Revenue Highlights
Revenues for the quarter were $118.5 million, a decrease of $9.0 million compared to the fourth quarter of 2020. The decrease was mainly due to lower on-going revenues from our Cheyenne assets as a result of the conversion of the HollyFrontier Cheyenne refinery to renewable diesel production, lower volumes on our product pipelines servicing HollyFrontier's Navajo refinery due to the planned turnaround as well as unplanned maintenance activities at the refinery following the turnaround during the fourth quarter of 2021, and recording certain tariffs and fees as interest income under sales-type lease accounting that were recorded as revenue in the fourth quarter of 2020.

•Revenues from our refined product pipelines were $22.7 million, a decrease of $5.9 million, on shipments averaging 135.2 thousand barrels per day ("mbpd") compared to 155.8 mbpd for the fourth quarter of 2020. The revenue and volume decreases were mainly due to lower volumes on our product pipelines servicing HollyFrontier's Navajo refinery due to the planned turnaround as well as unplanned maintenance activities at the refinery following the turnaround during the fourth quarter of 2021.

•Revenues from our intermediate pipelines were $7.5 million, consistent with the fourth quarter of 2020. Shipments averaged 105.5 mbpd compared to 134.8 mbpd for the fourth quarter of 2020. The decrease in volumes was mainly due to lower throughputs on our intermediate pipelines servicing HollyFrontier's Navajo refinery while revenue remained constant mainly due to contractual minimum volume guarantees.

•Revenues from our crude pipelines were $30.7 million, a decrease of $1.3 million, on shipments averaging 455.0 mbpd compared to 410.4 mbpd for the fourth quarter of 2020. The increase in volumes was mainly attributable to our Cushing Connect Pipeline in Oklahoma which went into service at the end of the third quarter of 2021. Revenues did not increase in proportion to volumes due to recognizing most of the Cushing Connect Pipeline tariffs as interest income under sales-type lease accounting.

•Revenues from terminal, tankage and loading rack fees were $33.9 million, a decrease of $5.0 million compared to the fourth quarter of 2020. Refined products and crude oil terminalled in the facilities averaged 460.4 mbpd compared to 440.7 mbpd for the fourth quarter of 2020. The increase in volumes was mainly the result of higher throughputs at HollyFrontier's El Dorado refinery. Revenues decreased mainly due to lower on-going revenues on our Cheyenne assets as a result of the conversion of the HollyFrontier Cheyenne refinery to renewable diesel production and recording certain tariffs and fees as interest income under sales-type lease accounting that were recorded as revenue in the fourth quarter of 2020.

•Revenues from refinery processing units were $23.7 million, an increase of $3.2 million compared to the fourth quarter of 2020, and throughputs averaged 68.8 mbpd compared to 63.9 mbpd for the fourth quarter of 2020. The increase in volumes was mainly due to increased throughput for both our Woods Cross and El Dorado processing units. Revenues increased mainly due to higher recovery of natural gas costs.

Year Ended December 31, 2021 Revenue Highlights
Revenues for the year ended December 31, 2021, were $494.5 million, a decrease of $3.4 million compared to the year ended December 31, 2020. The decrease was mainly attributable to lower on-going revenues from our Cheyenne assets as a result of the conversion of the HollyFrontier Cheyenne refinery to renewable diesel production, lower volumes on our product pipelines servicing HollyFrontier's Navajo refinery and Delek's Big Spring refinery, and recording certain tariffs and fees as interest income under sales-type lease accounting that were recorded as revenue for the year ended December 31, 2020, partially offset by higher revenues from our crude pipeline systems in Wyoming and Utah and our Woods Cross and El Dorado refinery processing units mainly due to higher recovery of natural gas costs.

•Revenues from our refined product pipelines were $107.4 million, a decrease of $9.5 million, on shipments averaging 158.1 mbpd compared to 161.5 mbpd for the year ended December 31, 2020. The volume and revenue decreases were mainly due to lower volumes on pipelines servicing HollyFrontier's Navajo refinery and Delek's Big Spring refinery.

•Revenues from our intermediate pipelines were $30.1 million, an increase of $0.1 million compared to the year ended December 31, 2020. Shipments averaged 125.2 mbpd compared to 137.1 mbpd for the year ended December 31, 2020. The decrease in volumes was mainly due to lower throughputs on our intermediate pipelines servicing HollyFrontier's Tulsa and Navajo refineries while revenue remained relatively constant mainly due to contractual minimum volume guarantees.

•Revenues from our crude pipelines were $125.6 million, an increase of $6.7 million compared to the year ended December 31, 2020. Shipments averaged 408.6 mbpd compared to 387.7 mbpd for the year ended December 31, 2020. The increases were mainly attributable to increased volumes on our crude pipeline systems in Wyoming and Utah partially offset by lower volumes on our pipeline systems servicing HollyFrontier's Navajo refinery. Volumes also increased due to the addition of volumes on our Cushing Connect Pipeline in Oklahoma, which went into service at the end of the third quarter of 2021.

•Revenues from terminal, tankage and loading rack fees were $142.3 million, a decrease of $9.4 million compared to the year ended December 31, 2020. Refined products and crude oil terminalled in the facilities averaged 442.9 mbpd compared to 442.2 mbpd for the year ended December 31, 2020. Revenues decreased mainly due to lower on-going revenues on our Cheyenne assets as a result of the conversion of the HollyFrontier Cheyenne refinery to renewable diesel production and recording certain tariffs and fees as interest income under sales-type lease accounting that were recorded as revenue in the year ended December 31, 2020.

•Revenues from refinery processing units were $89.1 million, an increase of $8.8 million compared to the year ended December 31, 2020. Throughputs averaged 69.6 mbpd compared to 61.4 mbpd for the year ended December 31, 2020. The increase in volumes was mainly due to increased throughput for both our Woods Cross and El Dorado processing units. Revenues increased mainly due to higher recovery of natural gas costs as well as higher throughputs.

Operating Costs and Expenses Highlights
Operating costs and expenses were $69.2 million and $288.0 million for the three months and year ended December 31, 2021, respectively, representing an increase of $4.4 million and a decrease of $4.9 million from the three months and year ended December 31, 2020, respectively. The fourth quarter increase was mainly due to an increase in employee costs, maintenance and expense projects and natural gas costs, partially offset by lower depreciation. The decrease for the year ended December 31, 2021 was mainly due to the higher goodwill impairment charge related to our Cheyenne reporting unit in 2020 than recorded in 2021, partially offset by higher employee costs, maintenance costs, pipeline rental costs and natural gas costs.
Interest expense was $13.2 million and $53.8 million for the three months and year ended December 31, 2021, respectively, representing decreases of $0.6 million and $5.6 million over the same periods of 2020. The decreases were mainly due to lower average borrowings outstanding under our senior secured revolving credit facility.

We have scheduled a webcast conference call today at 4:00 PM Eastern Time to discuss financial results. This webcast may be accessed at:

https://events.q4inc.com/attendee/223318006

An audio archive of this webcast will be available using the above noted link through March 8, 2022.

About Holly Energy Partners, L.P.
Holly Energy Partners, L.P. (“HEP” or the “Partnership”), headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including subsidiaries of HollyFrontier Corporation. The Partnership, through its subsidiaries and joint ventures, owns and/or operates petroleum product and crude pipelines, tankage and terminals in Texas, New Mexico, Washington, Idaho, Oklahoma, Utah, Nevada, Wyoming and Kansas, as well as refinery processing units in Utah and Kansas.
HollyFrontier Corporation (“HollyFrontier”), headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier owns and operates refineries located in Kansas, Oklahoma, New Mexico, Washington and Utah and markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. In addition, HollyFrontier produces base oils and other specialized lubricants in the U.S., Canada and the Netherlands, and exports products to more than 80 countries. HollyFrontier also owns a 57% limited partner interest and a non-economic general partner interest in HEP.
The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements use words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “strategy,” “intend,” “should,” “would,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations are intended to identify forward-looking statements. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Our forward-looking statements are subject to a variety of risks, uncertainties and assumptions. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give any assurances that our expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors including, but not limited to:
•HollyFrontier’s and the Partnership’s ability to successfully close the pending acquisition of Sinclair Oil Corporation and Sinclair Transportation Company (collectively, “Sinclair”, and such transactions, the “Sinclair Transactions”), or once closed, integrate the operations of Sinclair with its existing operations and fully realize the expected synergies of the Sinclair Transactions or on the expected timeline;
•the satisfaction or waivers of the conditions precedent to the proposed Sinclair Transactions, including without limitation, regulatory approvals (including clearance by antitrust authorities necessary to complete the Sinclair Transactions on the terms and timeline desired);
•risks relating to the value of HEP’s limited partner common units to be issued at the closing of the Sinclair Transactions from sales in anticipation of closing and from sales by the Sinclair holders following the closing of the Sinclair Transactions;
•the cost and potential for delay in closing as a result of litigation against us or HollyFrontier challenging the Sinclair Transactions;
•the demand for and supply of crude oil and refined products, including uncertainty regarding the effects of the continuing COVID-19 pandemic on future demand and increasing societal expectations that companies address climate change;
•risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored or throughput in our terminals and refinery processing units;
•the economic viability of HollyFrontier, our other customers and our joint ventures’ other customers, including any refusal or inability of our or our joint ventures’ customers or counterparties to perform their obligations under their contracts;
•the demand for refined petroleum products in the markets we serve;
•our ability to purchase and integrate future acquired operations;
•our ability to complete previously announced or contemplated acquisitions;
•the availability and cost of additional debt and equity financing;

•the possibility of temporary or permanent reductions in production or shutdowns at refineries utilizing our pipelines, terminal facilities and refinery processing units, due to reasons such as infection in the workforce, in response to reductions in demand or lower gross margins due to the economic impact of the COVID-19 pandemic, and any potential asset impairments resulting from such actions;
•the effects of current and future government regulations and policies, including the effects of current and future restrictions on various commercial and economic activities in response to the COVID-19 pandemic;
•delay by government authorities in issuing permits necessary for our business or our capital projects;
•our and our joint venture partners' ability to complete and maintain operational efficiency in carrying out routine operations and capital construction projects;
•the possibility of terrorist or cyberattacks and the consequences of any such attacks;
•general economic conditions, including uncertainty regarding the timing, pace and extent of an economic recovery in the United States;
•the impact of recent or proposed changes in the tax laws and regulations that affect master limited partnerships; and
•other financial, operational and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)
Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three months and the years ended December 31, 2021 and 2020.

	Three Months Ended December 31,		Change from
	2021	2020	2020
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$12,831	$18,568	$(5,737)
Affiliates – intermediate pipelines	7,537	7,537	—
Affiliates – crude pipelines	19,527	20,103	(576)
	39,895	46,208	(6,313)
Third parties – refined product pipelines	9,876	10,011	(135)
Third parties – crude pipelines	11,159	11,898	(739)
	60,930	68,117	(7,187)
Terminals, tanks and loading racks:
Affiliates	29,080	35,156	(6,076)
Third parties	4,801	3,721	1,080
	33,881	38,877	(4,996)

Affiliates - refinery processing units	23,682	20,462	3,220

Total revenues	118,493	127,456	(8,963)
Operating costs and expenses
Operations	44,298	37,971	6,327
Depreciation and amortization	21,906	24,376	(2,470)
General and administrative	2,973	2,419	554
	69,177	64,766	4,411
Operating income	49,316	62,690	(13,374)

Equity in earnings of equity method investments	3,557	1,462	2,095
Interest expense, including amortization	(13,223)	(13,775)	552
Interest income	9,928	2,787	7,141
Gain on sale of assets and other	185	251	(66)
	447	(9,275)	9,722
Income before income taxes	49,763	53,415	(3,652)
State income tax benefit (expense)	28	(58)	86
Net income	49,791	53,357	(3,566)
Allocation of net income attributable to noncontrolling interests	(4,147)	(2,018)	(2,129)
Net income attributable to Holly Energy Partners	$45,644	$51,339	$(5,695)
Limited partners’ earnings per unit – basic and diluted	$0.43	$0.49	$(0.06)
Weighted average limited partners’ units outstanding	105,440	105,440	—
EBITDA(1)	$70,817	$86,761	$(15,944)
Adjusted EBITDA(1)	$79,737	$88,269	$(8,532)
Distributable cash flow(2)	$63,097	$69,999	$(6,902)

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	81,272	113,400	(32,128)
Affiliates – intermediate pipelines	105,499	134,780	(29,281)
Affiliates – crude pipelines	334,103	279,695	54,408
	520,874	527,875	(7,001)
Third parties – refined product pipelines	53,958	42,414	11,544
Third parties – crude pipelines	120,902	130,752	(9,850)
	695,734	701,041	(5,307)
Terminals and loading racks:
Affiliates	407,261	394,289	12,972
Third parties	53,091	46,393	6,698
	460,352	440,682	19,670

Affiliates – refinery processing units	68,810	63,927	4,883

Total for pipelines, terminals and refinery processing unit assets (bpd)	1,224,896	1,205,650	19,246

	Years Ended December 31,		Change from
	2021	2020	2020
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$69,351	$73,571	$(4,220)
Affiliates – intermediate pipelines	30,101	30,023	78
Affiliates – crude pipelines	77,768	80,026	(2,258)
	177,220	183,620	(6,400)
Third parties – refined product pipelines	38,064	43,371	(5,307)
Third parties – crude pipelines	47,826	38,843	8,983
	263,110	265,834	(2,724)
Terminals, tanks and loading racks:
Affiliates	124,511	135,867	(11,356)
Third parties	17,756	15,825	1,931
	142,267	151,692	(9,425)

Affiliates - refinery processing units	89,118	80,322	8,796

Total revenues	494,495	497,848	(3,353)
Operating costs and expenses
Operations	170,524	147,692	22,832
Depreciation and amortization	93,800	99,578	(5,778)
General and administrative	12,637	9,989	2,648
Goodwill impairment	11,034	35,653	(24,619)
	287,995	292,912	(4,917)
Operating income	206,500	204,936	1,564

Equity in earnings of equity method investments	12,432	6,647	5,785
Interest expense, including amortization	(53,818)	(59,424)	5,606
Interest income	29,925	10,621	19,304
Loss on early extinguishment of debt	—	(25,915)	25,915
Gain on sales-type leases	24,677	33,834	(9,157)
Gain on sale of assets and other	6,179	8,691	(2,512)
	19,395	(25,546)	44,941
Income before income taxes	225,895	179,390	46,505
State income tax expense	(32)	(167)	135
Net income	225,863	179,223	46,640
Allocation of net income attributable to noncontrolling interests	(10,917)	(8,740)	(2,177)
Net income attributable to Holly Energy Partners	$214,946	$170,483	$44,463
Limited partners’ earnings per unit—basic and diluted	$2.03	$1.61	$0.42
Weighted average limited partners’ units outstanding	105,440	105,440	—
EBITDA(1)	$332,671	$319,031	$13,640
Adjusted EBITDA(1)	$339,203	$345,978	$(6,775)
Distributable cash flow(2)	$269,805	$283,057	$(13,252)

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	108,767	115,827	(7,060)
Affiliates – intermediate pipelines	125,225	137,053	(11,828)
Affiliates – crude pipelines	279,514	277,025	2,489
	513,506	529,905	(16,399)
Third parties – refined product pipelines	49,356	45,685	3,671
Third parties – crude pipelines	129,084	110,691	18,393
	691,946	686,281	5,665
Terminals and loading racks:
Affiliates	391,698	393,300	(1,602)
Third parties	51,184	48,909	2,275
	442,882	442,209	673

Affiliates – refinery processing units	69,628	61,416	8,212

Total for pipelines, terminals and refinery processing unit assets (bpd)	1,204,456	1,189,906	14,550

(1)Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income attributable to Holly Energy Partners plus (i) interest expense, net of interest income, (ii) state income tax and (iii) depreciation and amortization. Adjusted EBITDA is calculated as EBITDA plus (i) loss on early extinguishment of debt, (ii) goodwill impairment, (iii) tariffs and fees not included in revenues due to impacts from lease accounting for certain tariffs and fees minus (iv) gain on sales-type leases, (v) gain on significant asset sales, (vi) HEP's pro-rata share of gain on business interruption insurance settlement and (vii) pipeline lease payments not included in operating costs and expenses. Portions of our minimum guaranteed pipeline tariffs for assets subject to sales-type lease accounting are recorded as interest income with the remaining amounts recorded as a reduction in net investment in leases. These pipeline tariffs were previously recorded as revenues prior to the renewal of the throughput agreement, which triggered sales-type lease accounting. Similarly, certain pipeline lease payments were previously recorded as operating costs and expenses, but the underlying lease was reclassified from an operating lease to a financing lease, and these payments are now recorded as interest expense and reductions in the lease liability. EBITDA and Adjusted EBITDA are not calculations based upon generally accepted accounting principles ("GAAP"). However, the amounts included in the EBITDA and Adjusted EBITDA calculations are derived from amounts included in our consolidated financial statements. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income attributable to Holly Energy Partners or operating income, as indications of our operating performance or as alternatives to operating cash flow as a measure of liquidity. EBITDA and Adjusted EBITDA are not necessarily comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA are presented here because they are widely used financial indicators used by investors and analysts to measure performance. EBITDA and Adjusted EBITDA are also used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA and Adjusted EBITDA.

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
	(In thousands)
Net income attributable to Holly Energy Partners	$45,644	$51,339	$214,946	$170,483
Add (subtract):
Interest expense	13,223	13,775	53,818	59,424
Interest income	(9,928)	(2,787)	(29,925)	(10,621)
State income tax (benefit) expense	(28)	58	32	167
Depreciation and amortization	21,906	24,376	93,800	99,578
EBITDA	$70,817	$86,761	$332,671	$319,031
Loss on early extinguishment of debt	—	—	—	25,915
Gain on sales-type leases	—	—	(24,677)	(33,834)
Gain on significant asset sales	—	—	(5,263)	—
Goodwill impairment	—	—	11,034	35,653
HEP's pro-rata share of gain on business interruption insurance settlement	—	—	—	(6,079)
Tariffs and fees not included in revenues	10,526	3,114	31,863	11,717
Lease payments not included in operating costs	(1,606)	(1,606)	(6,425)	(6,425)
Adjusted EBITDA	$79,737	$88,269	$339,203	$345,978
(2)Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts presented in our consolidated financial statements, with the general exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It is also used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
	(In thousands)
Net income attributable to Holly Energy Partners	$45,644	$51,339	$214,946	$170,483
Add (subtract):
Depreciation and amortization	21,906	24,376	93,800	99,578
Amortization of discount and deferred debt charges	765	840	3,757	3,319
Loss on early extinguishment of debt	—	—	—	25,915
Revenue recognized (greater) less than customer billings	3,656	(44)	3,355	(743)
Maintenance capital expenditures(3)	(6,459)	(3,451)	(15,293)	(8,643)
Decrease in environmental liability	(697)	(1,206)	(661)	(1,020)
Decrease in reimbursable deferred revenue	(2,987)	(3,113)	(13,494)	(12,175)
Gain on sales-type lease	—	—	(24,677)	(33,834)
Gain on significant asset sales	—	—	(5,263)	—
Goodwill impairment	—	—	11,034	35,653
Other	1,269	1,258	2,301	4,524
Distributable cash flow	$63,097	$69,999	$269,805	$283,057

(3)Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, safety and to address environmental regulations.

Set forth below is certain balance sheet data.

	December 31,
	2021	2020
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$14,381	$21,990
Working capital	$17,461	$14,247
Total assets	$2,165,867	$2,167,565
Long-term debt	$1,333,049	$1,405,603
Partners' equity	$443,017	$379,292

FOR FURTHER INFORMATION, Contact:

John Harrison, Senior Vice President,
    Chief Financial Officer and Treasurer
Craig Biery, Vice President, Investor Relations
Holly Energy Partners, L.P.
214/954-6511